Exhibit 21.1

List of Subsidiaries:

Shengda Network Technology, Inc. - Parent

100% Owned subsidiary of Parent - Peaker International Trade Group Limited (Hong Kong) (“Peaker”)

100% Owned subsidiary of Peaker - Zhejiang Jingmai Electronic Commerce Ltd. (China)